EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER
BY AND AMONG
FIRST MERCHANTS CORPORATION,
FIRST MERCHANTS BANK
AND
THE ARLINGTON BANK

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”), is entered as of the 25th day of January, 2017, by and among FIRST MERCHANTS CORPORATION, an Indiana corporation (“First Merchants”), FIRST MERCHANTS BANK, an Indiana commercial bank (“FMB”), and THE ARLINGTON BANK, an Ohio savings bank (“Arlington Bank”).

W I T N E S S E T H:
WHEREAS, First Merchants is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana, and is the owner of all of the issued and outstanding shares of common stock of FMB;

WHEREAS, FMB is an Indiana commercial bank with its principal place of business in Muncie, Delaware County, Indiana;

WHEREAS, Arlington Bank is an Ohio savings bank with its principal office and place of business located in Upper Arlington, Franklin County, Ohio;

WHEREAS, First Merchants and Arlington Bank have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for Arlington Bank to be acquired by First Merchants and merged with and into FMB in the manner and upon the terms and conditions contained in this Agreement (the “Merger”);

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and First Merchants, FMB, and Arlington Bank desire to and hereby adopt this Agreement as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, the respective Boards of Directors of First Merchants and FMB have each approved this Agreement and authorized its execution; and

WHEREAS, Arlington Bank’s Board of Directors has approved this Agreement and authorized its execution, and will recommend to Arlington Bank’s shareholders that they adopt this Agreement and approve the transactions described herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, First Merchants, FMB and Arlington Bank hereby make this Agreement and prescribe the terms and conditions of the merger of Arlington Bank with and into FMB and the mode of carrying the transactions into effect as follows:

SECTION 1

THE MERGER
1.1    Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), Arlington Bank shall be merged with and into FMB in accordance with 12 U.S.C. §1828(c) (the “Bank Merger Act”), the Indiana Financial Institutions Act (the “IFIA”), and Ohio Revised Code Chapters 1161-1165, together with the Ohio General Corporation Law (collectively, the “Ohio Corporate Law”), in each case as amended and together with any regulations promulgated thereunder (collectively, the “Law”).
1.2    Right to Revise Merger. The parties may, at any time, change the method of effecting the Merger if and to the extent the parties deem such change to be desirable, including, without limitation, to provide for the merger of Arlington Bank into another wholly-owned subsidiary of First Merchants; provided, however, that First Merchants shall pay all fees incurred by Arlington Bank as a result of such change, including reasonable legal fees, and that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of Arlington Bank specified in Section 3 hereof as a result of the Merger, except in accordance with the terms of Section 3 hereof; (b) adversely affect the tax treatment to the shareholders of Arlington Bank resulting from the Merger; or (c) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.
SECTION 2
EFFECT OF THE MERGER

Upon the Merger becoming effective:
2.1    General Description. The separate existence and corporate organization of Arlington Bank shall cease, and the corporate existence of FMB, including all of its purposes, powers and objectives, shall survive and continue unaffected and unimpaired by the Merger (FMB, as the surviving corporation in the Merger, being sometimes referred to herein as the “Surviving Corporation”). FMB shall continue to be governed by the laws applicable to state-chartered commercial banks under the IFIA and shall succeed to all the rights, privileges, immunities, powers, duties and liabilities of Arlington Bank as provided under the IFIA and the Ohio Corporate Law.
2.2    Name. The name of the Surviving Corporation shall be “First Merchants Bank.”
2.3    Articles of Incorporation. The Articles of Incorporation of FMB shall be the Articles of Incorporation of the Surviving Corporation.
2.4    Code of Bylaws. The Code of Bylaws of FMB (the “Code of Bylaws”) shall be the Code of Bylaws of the Surviving Corporation.
2.5    Officers and Directors. The Directors of FMB shall all remain directors of the Surviving Corporation and shall hold such offices from the Effective Date until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws. The officers of FMB shall all remain officers of the Surviving Corporation and shall hold such offices from the Effective Date until their respective successors are duly elected and qualified in the manner provided in the Code of Bylaws.
2.6    Offices. Immediately following the Merger, FMB’s principal office shall be located at 200 East Jackson Street, Muncie, Indiana 47305 and Arlington Bank’s principal office at 2130 Tremont Center, Upper Arlington, Ohio 43221 shall become a branch office of FMB.
2.7    Shares of Arlington Bank. As of the Effective Date, by virtue of the Merger and without any further action on the part of First Merchants, FMB or Arlington Bank, all issued and outstanding shares of the common stock of Arlington Bank, when converted as provided in Section 3.4(d) hereof, shall no longer be outstanding and shall automatically be canceled, retired and of no further effect.
2.8    Shares of FMB. As of the Effective Date, by virtue of the Merger and without any further action on the part of FMB or Arlington Bank, all 114,000 issued and outstanding shares of the common capital stock of FMB, shall represent all of the issued and outstanding shares of the common capital stock of the Surviving Corporation.
2.9    Savings Accounts. By virtue of the Merger, deposit accounts held at Arlington Bank shall automatically, by operation of law, become deposit accounts held at FMB.
2.10 Further Assurances. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances under the Law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Arlington Bank, or (b) otherwise carry out the purposes of this Agreement, Arlington Bank and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of Arlington Bank or otherwise to take any and all such action.
2.11 Consent of Surviving Corporation. The Surviving Corporation hereby consents to be sued and served with process in the State of Ohio and to the irrevocable appointment of the Secretary of State of the State of Ohio as its agent to accept service of process in any proceeding in the State of Ohio to enforce against the Surviving Corporation any obligation of Arlington Bank, or to enforce the rights of a Dissenting Shareholder of Arlington Bank.
2.12 Statutory Agent. The Surviving Corporation shall continue to transact business in the State of Ohio as a foreign corporation. The name and address of the statutory agent in Ohio upon whom any process, notice or demand against the Surviving Corporation may be served is: Jennifer Griffith, 3650 Olentangy River Road, Suite 100, Columbus, Ohio 43214.

SECTION 3
CONSIDERATION TO BE DISTRIBUTED
3.1    Consideration. Upon and by reason of the Merger becoming effective, the shareholders of Arlington Bank of record on the Effective Date shall be entitled to receive in exchange for Arlington Bank common shares, $0.50 par value (“Arlington Bank Common Stock”) held, 2.7245 (the “Exchange Ratio”) shares of First Merchants’ common stock (“First Merchants Common Stock”). The Exchange Ratio shall be subject to adjustment as set forth in Section 3.3.
3.2    Fractional Shares of First Merchants Common Stock. Certificates for fractional shares of First Merchants Common Stock shall not be issued in respect of fractional interests arising from the Exchange Ratio. Each holder of Arlington Bank Common Stock who would have otherwise been entitled to a fraction of a share of First Merchants Common Stock, upon surrender of all such shareholder’s certificates representing Arlington Bank Common Stock, shall be paid in cash (without interest), an amount rounded to the nearest whole cent, determined by multiplying the First Merchants Average Price (as defined below) by the fractional share of First Merchants Common Stock to which such holder of Arlington Bank Common Stock would otherwise be entitled. No such holder of Arlington Bank Common Stock shall be entitled to dividends, voting rights, or any other rights in respect of any fractional share. The term “First Merchants Average Price” shall mean the average closing price of a share of First Merchants Common Stock as reported by Bloomberg, L.P. for the ten (10) days that First Merchants Common Stock trades on the NASDAQ Global Select Market preceding the fourth (4th) calendar day prior to the Effective Date. The First Merchants Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.3 hereof.
3.3    Recapitalization. If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the Exchange Ratio shall be adjusted so that each holder of Arlington Bank Common Stock shall receive such number of shares of First Merchants Common Stock as represents the same percentage of outstanding shares of First Merchants Common Stock at the Effective Date as would have been represented by the number of shares of First Merchants Common Stock such shareholder would have received if the recapitalization had not occurred.
3.4    Distribution of First Merchants’ Common Stock.
(a)Each share of common stock of First Merchants outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger.

(b)On or prior to the Effective Date, First Merchants shall (i) authorize the issuance of and shall make available to American Stock Transfer & Trust Company, LLC or such other exchange agent selected by First Merchants (the “Exchange Agent”), for the benefit of the registered shareholders of Arlington Bank Common Stock for exchange in accordance with this Section 3, certificates for shares (or book entry of shares) of First Merchants Common Stock (the “First Merchants Stock Certificates”) to be issued pursuant to Section 3.1, and (ii) shall deposit with the Exchange Agent sufficient cash for payment of cash in lieu of any fractional shares of First Merchants Common Stock in accordance with Section 3.2. Such First Merchants Stock Certificates and cash are referred to in this Section 3 as the “Exchange Fund.” First Merchants shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.

(c)Within three (3) business days following the Effective Date, the Exchange Agent shall mail to each holder of Arlington Bank Common Stock a letter of transmittal (the “Letter of Transmittal”) providing (i) that delivery shall be effected and risk of loss of title to the certificates representing Arlington Bank Common Stock shall pass only upon delivery of the certificates to the Exchange Agent and (ii) instructions as to the transmittal to the Exchange Agent of certificates representing shares of Arlington Bank Common Stock and the issuance of shares of First Merchants Common Stock in exchange therefor pursuant to the terms of this Agreement. Distribution of First Merchants Stock Certificates and cash payments in lieu of fractional shares shall be made by the Exchange Agent to each former holder of Arlington Bank Common Stock within five (5) business days following the later of the Effective Date or the date of such shareholder’s delivery to the Exchange Agent of such shareholder’s certificates representing Arlington Bank Common Stock, accompanied by a properly completed and executed Letter of Transmittal. Interest shall not accrue or be payable with respect to any cash payments.

(d)Following the Effective Date, stock certificates representing Arlington Bank Common Stock shall be converted to, and deemed to evidence only, the right to receive such number of shares of First Merchants Common Stock as determined in accordance with Sections 3.1 and 3.2 above (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Date on shares of First Merchants Common Stock shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered such shareholder’s certificates for Arlington Bank Common Stock to the Exchange Agent in exchange for First Merchants Common Stock. Upon surrender or compliance with the provisions of Section 3.4(c), there shall be paid to the record holder of First Merchants Common Stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

(e)From and after the Effective Date, there shall be no transfers on the stock transfer books of Arlington Bank of any shares of Arlington Bank Common Stock.

(f)Any portion of the Exchange Fund that remains unclaimed by the holders of Arlington Bank Common Stock for twelve (12) months after the Effective Date shall be paid, distributed or otherwise released to First Merchants, or its successors in interest. Any shareholders of Arlington Bank who have not theretofore complied with this Section 3 shall thereafter look only to First Merchants, or its successors in interest, for the issuance of shares of First Merchants Common Stock and any unpaid dividends and distributions on First Merchants Common Stock deliverable in respect of each share of Arlington Bank Common Stock such shareholder holds as determined pursuant to this Agreement. Notwithstanding the foregoing, none of First Merchants, the Exchange Agent or any other person shall be liable to any former holder of shares of Arlington Bank Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)First Merchants shall be entitled to rely upon the stock transfer books of Arlington Bank to establish the persons entitled to receive shares of First Merchants Common Stock, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

(h)With respect to any certificate for Arlington Bank Common Stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue First Merchants Common Stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance reasonably satisfactory to First Merchants, and upon compliance by such registered owner with all procedures reasonably required by Arlington Bank in connection with lost, stolen, or destroyed certificates, with any costs incurred at such shareholder’s expense.

3.5    Employee Stock Options. Immediately prior to the Closing, each then outstanding option to purchase Arlington Bank Common Stock, shall be converted into the right to receive in cash (a) the excess, if any, of (i) the Exchange Ratio multiplied by the First Merchants Average Price over (ii) the per share exercise price of such Arlington Bank stock option multiplied by (b) the number of shares of Arlington Bank Common Stock subject to such stock option, less (c) applicable tax withholdings (the “Option Payment Amount”). The Option Payment Amount shall be paid by First Merchants to the respective option holders on behalf of Arlington Bank within ten (10) business days following the Closing. As a condition to its obligation to pay the Option Payment Amount to any option holder pursuant to this Section 3.5, First Merchants shall be entitled to require from each such option holder an agreement, in form and substance reasonably acceptable to Arlington Bank, agreeing to accept such Option Payment Amount in complete cancellation, satisfaction and release of all claims of such option holder in respect of the Arlington Bank stock options, plus the satisfaction of any transfer or other taxes in connection therewith. Upon payment of the Option Payment Amount to an option holder, any option agreement between Arlington Bank and such option holder and the option holder’s rights thereunder shall terminate and be of no further force or effect.
SECTION 4

DISSENTING SHAREHOLDERS
Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Arlington Bank Common Stock held by a person (a “Dissenting Shareholder”) who has not voted in favor of, or consented to, the adoption of this Agreement and has complied with all the provisions of the Ohio Corporate Law concerning the rights of holders of shares of Arlington Bank Common Stock to require payment of fair cash value of such Arlington Bank Common Stock (the “Dissenting Shares”), in accordance with Sections 1701.84 and 1701.85 of the Ohio Corporate Law, shall not be converted into the right to receive such number of shares of First Merchants Common Stock and cash for fractional shares as determined in accordance with Sections 3.1 and 3.2 above (the “Merger Consideration”), but shall become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the procedures set forth in Section 1701.85 of the Ohio Corporate Law. If such Dissenting Shareholder withdraws its demand for fair cash value or fails to perfect or otherwise loses its rights as a dissenting shareholder, in any case under the Ohio Corporate Law, each of such Dissenting Shareholder’s shares of Arlington Bank Common Stock shall thereupon be treated as though such shares of Arlington Bank Common Stock had been converted into the right to receive the Merger Consideration pursuant to Sections 3.1 and 3.2. Arlington Bank shall notify First Merchants of each shareholder who asserts rights as a Dissenting Shareholder following receipt of such Shareholder’s written demand delivered as provided in Section 1701.85 of the Ohio Corporate Law. Prior to the Effective Date, Arlington Bank shall not, except with the prior written consent of First Merchants, voluntarily make any payment, or settle or commit to settle or offer to settle any rights of a Dissenting Shareholder asserted under Section 1701.85 of the Ohio Corporate Law.

SECTION 5

REPRESENTATIONS AND
WARRANTIES OF ARLINGTON BANK
Arlington Bank hereby makes the representations and warranties set forth below to First Merchants. For the purposes of this Section 5, “Arlington Bank Disclosure Letter” is defined as the letter referencing Section 5 of this Agreement which shall be prepared by Arlington Bank and delivered to First Merchants contemporaneously with the execution of this Agreement.

5.1    Organization and Authority. Arlington Bank is a savings bank duly organized and validly existing under the laws of the State of Ohio. Arlington Bank has the power and authority (corporate and otherwise) to conduct its businesses in the manner and by the means utilized as of the date hereof. Arlington Bank has no subsidiaries. Arlington Bank is subject to primary federal regulatory supervision and regulation by the Federal Deposit Insurance Corporation (“FDIC”).
5.2    Authorization.
(a)    Arlington Bank has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder, subject to satisfaction of the conditions precedent in Section 9. This Agreement, when executed and delivered by all parties, will have been duly authorized and will constitute a valid and binding obligation of Arlington Bank, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors’ rights. The Board of Directors of Arlington Bank has approved the Merger pursuant to the terms and conditions of this Agreement and has agreed to recommend to Arlington Bank’s shareholders that they adopt this Agreement and approve the transactions described herein subject to Section 7.5 hereof.
(b)    Except as set forth in the Arlington Bank Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof, does or will (i) conflict with, result in a breach of, or constitute a default under Arlington Bank’s organizational documents; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment, to which Arlington Bank is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Arlington Bank; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment to which Arlington Bank is subject or bound, the result of which would have a Material Adverse Effect; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Arlington Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement or commitment.

For the purpose of this Agreement, a “Material Adverse Effect” means any effect, circumstance, occurrence or change that (i) is material and adverse to the financial position, results of operations or business of Arlington Bank, or First Merchants and FMB taken as a whole, as applicable, or (ii) would materially impair the ability of Arlington Bank, First Merchants or FMB, as applicable, to perform its obligations under this Agreement; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with GAAP, (d) effects of any action taken with the prior written consent of the other party hereto, (e) changes in the general level of interest rates (including the impact on the securities portfolios of Arlington Bank, or First Merchants and FMB, as applicable) or conditions or circumstances relating to or that affect either the United States economy, financial or securities markets or the banking industry, generally, (f) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein, including without limitation payment of any amounts due to, or the provision of any benefits to, any officers or employees under agreements, plans or other arrangements in existence on the date of or contemplated by this Agreement and disclosed to First Merchants, (g) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of Arlington Bank, or First Merchants and FMB, as applicable and (h) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of First Merchants Common Stock, by itself, be considered to constitute a Material Adverse Effect on First Merchants (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect).

(c)    Other than (i) the filing of a certificate of merger with the Secretary of State of the State of Ohio, in accordance with the Ohio Corporate Law, and (ii) in connection or in compliance with the banking regulatory approvals contemplated by Section 9.4 and federal and state securities laws and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Arlington Bank of the transactions contemplated by this Agreement.

(d)    Other than those filings, authorizations, consents and approvals referenced in Section 5.2(c) above and except as set forth in the Arlington Bank Disclosure Letter, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by Arlington Bank of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.

5.3    Capitalization.
(a)    The Arlington Bank Disclosure Letter contains a list of the shareholders of Arlington Bank and the number of shares held by each. As of the date of this Agreement, Arlington Bank has 10,000,000 shares of Arlington Bank Common Stock authorized, 761,528 shares of which are issued and outstanding. Such issued and outstanding shares of Arlington Bank Common Stock have been duly and validly authorized by all necessary corporate action of Arlington Bank, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. As of the date of this Agreement, Arlington Bank has 1,000,000 shares of preferred stock, $0.50 par value, authorized, none of which is issued and outstanding. Arlington Bank has no capital stock authorized, issued or outstanding other than as described in this Section 5.3(a) and, except as set forth in the Arlington Bank Disclosure Letter, Arlington Bank has no intention or obligation to authorize or issue additional shares of its capital stock.
(b)    The Arlington Bank Disclosure Letter contains a list of option holders of Arlington Bank, the number of options to purchase Arlington Bank Common Stock held by each and the applicable exercise price of each. Except as set forth in the Arlington Bank Disclosure Letter, there are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock or any debt securities, of Arlington Bank, by which Arlington Bank is or may become bound. Arlington Bank does not have any outstanding contractual or other obligations to repurchase, redeem or otherwise acquire any of its outstanding shares of capital stock.
5.4    Organizational Documents. The Articles of Incorporation, Bylaws and Constitution of Arlington Bank have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Arlington Bank in effect as of the date of this Agreement.
5.5    Compliance with Law. To the knowledge of Arlington Bank’s Management, Arlington Bank has not engaged in any activity or taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect on Arlington Bank. Arlington Bank possesses all licenses, franchises, permits and other authorizations necessary for the continued conduct of its business without material interference or interruption, except where the failure to possess such licenses or other authorizations would not be reasonably expected to have a Material Adverse Effect on Arlington Bank, and such licenses, franchises, permits and authorizations shall be transferred to FMB on the Effective Date without any material restrictions or limitations thereon or the need to obtain any consents of third parties, except as otherwise set forth in the Arlington Bank Disclosure Letter. Arlington Bank is not subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of Arlington Bank. Arlington Bank has not received any notice of enforcement actions since January 1, 2014 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Arlington Bank has not received any notice of enforcement actions since January 1, 2014, from any regulatory agency or government authority relating to its compliance with any securities laws applicable to Arlington Bank. Arlington Bank received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.
5.6    Accuracy of Statements. No information which has been or shall be supplied by Arlington Bank with respect to its businesses, operations and financial condition for inclusion in the regulatory applications relating to the Merger or the registration statement relating to the Merger contains or shall contain (at the time the application, the registration statement and each amendment or supplement thereto, if any, becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained therein not misleading.

5.7    Litigation and Pending Proceedings. Except as set forth in the Arlington Bank Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or, to the knowledge of Arlington Bank’s Management, threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Arlington Bank’s Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could reasonably be expected to have a Material Adverse Effect. To the knowledge of Arlington Bank’s Management, there are no uncured violations, criticisms or exceptions, or violations with respect to which refunds or restitutions may be required, cited in any report, correspondence or other communication to Arlington Bank as a result of an examination by any regulatory agency or body which could reasonably be expected to have a Material Adverse Effect.
5.8    Financial Statements.
(a)    Arlington Bank’s consolidated audited balance sheets as of the end of the two (2) fiscal years ended December 31, 2015 and 2014, the unaudited consolidated balance sheet for the nine months ended September 30, 2016 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “Financial Information”) present fairly the consolidated financial condition or position of Arlington Bank as of the respective dates thereof and the consolidated results of operations of Arlington Bank for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.
(b)    All loans reflected in the Financial Information and which have been made, extended or acquired since September 30, 2016 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the knowledge of Arlington Bank’s Management, to the extent that Arlington Bank has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming Arlington Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming Arlington Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if Arlington Bank is not able to enforce any such security interest or mortgage.
5.9    Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the Arlington Bank Disclosure Letter, since September 30, 2016, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the Arlington Bank Disclosure Letter, between the period from September 30, 2016 to the date of this Agreement, Arlington Bank has carried on its business in the ordinary and usual course consistent with its past practices (excluding the incurrence of fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby) and there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to Arlington Bank’s Common Stock (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of Arlington Bank or, with the exception of the issuance of shares in connection with the exercise of stock options, any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for Arlington Bank’s Common Stock.

5.10    Absence of Undisclosed Liabilities. Except as set forth in the Arlington Bank Disclosure Letter, to the knowledge of Arlington Bank’s Management, Arlington Bank does not have any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than One Hundred Thousand and 00/100 Dollars ($100,000.00) per year and which may be terminated within one year from the date of this Agreement, and (c) unfunded loan commitments made in the ordinary course of Arlington Bank’s business consistent with past practices.
5.11    Title to Assets.
(a)    Arlington Bank has good title to all personal property reflected in the September 30, 2016 Financial Information, good title to all other personal property and assets which Arlington Bank purports to own, and good title to or right to use by terms of any lease or contract all other property used in Arlington Bank’s business, and good title to all personal property and assets acquired since September 30, 2016, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature, except such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the use of such property and which would not have a Material Adverse Effect.
(b)    The operation by Arlington Bank of such personal property and assets is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority or third party having jurisdiction over such use except for such noncompliance that would not have a Material Adverse Effect.
5.12    Loans and Investments.
(a)    The Arlington Bank Disclosure Letter sets forth any loan of Arlington Bank in excess of the principal amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) that, as of December 31, 2016, has been: (i) classified by Arlington Bank, applying applicable regulatory examination standards, as “Other Loans Specially Mentioned,” “Substandard,” “Doubtful” or “Loss,” (ii) identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility, or (iii) determined by Arlington Bank’s Management to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status.
(b)    The reserves for loan and lease losses and the carrying value for other real estate owned which are shown on each of the balance sheets contained in the Financial Information were adequate in the judgment of Arlington Bank’s Management and consistent with applicable bank regulatory standards and under GAAP to provide for losses, net of recoveries relating to loans and leases previously charged off, on loans and leases outstanding and other real estate owned (including accrued interest receivable) as of the applicable date of such balance sheet.
(c)    Except as set forth in the Arlington Bank Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Arlington Bank since September 30, 2016 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Arlington Bank to dispose freely of such investment at any time. Except as set forth in the Arlington Bank Disclosure Letter, Arlington Bank is not a party to any repurchase agreements with respect to securities.

5.13    Employee Benefit Plans.
(a)    The Arlington Bank Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by Arlington Bank or any entity, trade or business that, together with Arlington Bank, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“Arlington Bank ERISA Affiliate”), and covers any employee, director or former employee or director of Arlington Bank or any Arlington Bank ERISA Affiliate under which Arlington Bank or any Arlington Bank ERISA Affiliate has any liability. The Arlington Bank Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by Arlington Bank or any Arlington Bank ERISA Affiliate since January 1, 2012. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as an “Employee Plan” and collectively as the “Employee Plans.” The Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.
(b)    The Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).
(c)    To the knowledge of Arlington Bank’s Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any Employee Plan that could subject Arlington Bank to material taxes or penalties. Neither Arlington Bank nor any Arlington Bank ERISA Affiliate has any material liability to the Pension Benefit Guaranty Corporation (“PBGC”), to the Internal Revenue Service (“IRS”), to the Department of Labor (“DOL”), to the Employee Benefits Security Administration, with respect to any Employee Plan, except for routine premium payments to the PBGC.
(d)    To the knowledge of Arlington Bank’s Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to Arlington Bank or any Arlington Bank ERISA Affiliate.
(e)    Each of the Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the Arlington Bank Disclosure Letter, Arlington Bank and/or any Arlington Bank ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS (or are otherwise relying on an opinion letter issued to a prototype plan sponsor) and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(f)    Except as disclosed in the Arlington Bank Disclosure Letter, no Employee Plan has incurred an “accumulated funding deficiency,” as determined under Section 412 of the Code and Section 302 of ERISA. Arlington Bank has at all times met the minimum funding standard, and has made all contributions required, under Section 412 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject Arlington Bank, or any Arlington Bank ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Neither Arlington Bank nor any Arlington Bank ERISA Affiliate ever has engaged in any transaction within the meaning of Section 4069 of ERISA. Except as disclosed in the Arlington Bank Disclosure Letter, there exist no facts or circumstances which could subject Arlington Bank, or any Arlington Bank ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither Arlington Bank nor any Arlington Bank ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.
(g)    No Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to Arlington Bank or any Arlington Bank ERISA Affiliate.
(h)    No claims involving an Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of Arlington Bank’s Management, have been threatened to be filed in a court of law.
(i)    There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Arlington Bank that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.
(j)    To the knowledge of Arlington Bank’s Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on Arlington Bank. To the knowledge of Arlington Bank’s Management, Arlington Bank has materially complied with all requirements of Section 601 of ERISA, as applicable, with respect to any Employee Plan.
(k)    The Arlington Bank Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Arlington Bank and (iii) covers any employee, director or former employee or director of Arlington Bank. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “Benefit Arrangements.” Each of the Benefit Arrangements has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.
(l)    Except as set forth in the Arlington Bank Disclosure Letter or as required by applicable law, neither Arlington Bank nor any Arlington Bank ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of Arlington Bank or any Arlington Bank ERISA Affiliate.

(m)    Except as set forth in the Arlington Bank Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Arlington Bank or any Arlington Bank ERISA Affiliate relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement administered by Arlington Bank or any Arlington Bank ERISA Affiliate which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2015.
(n)    Except as otherwise provided in the Arlington Bank Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any Employee Plan or Benefit Arrangement.
(o)    With respect to any nonqualified deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the Arlington Bank Disclosure Letter and has been operated in accordance with, and is in documentary compliance with Section 409A of the Code and the guidance issued thereunder.
5.14    Obligations to Employees. Except as set forth in the Arlington Bank Disclosure Letter, all accrued obligations and liabilities of Arlington Bank, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Arlington Bank for its current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Arlington Bank in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. Except as set forth in the Arlington Bank Disclosure Letter, all obligations and liabilities of Arlington Bank, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to its current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefor have been and are being made in accordance with GAAP, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for payment thereof would not have a Material Adverse Effect. All accruals and reserves referred to in this Section 5.14 are correctly and accurately reflected and accounted for in the books, statements and records of Arlington Bank, except where the failure to correctly and accurately reflect and account for such accruals and reserves would not have a Material Adverse Effect.
5.15    Taxes, Returns and Reports. Except as set forth in the Arlington Bank Disclosure Letter, Arlington Bank has (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by it as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Arlington Bank’s tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to September 30, 2016. Arlington Bank does not, and will not, have any liability for taxes of any nature for or with respect to the operation of its business from September 30, 2016, up to and including the Effective Date, except to the extent reflected on its Financial Information or on financial statements of Arlington Bank subsequent to such date and as set forth in the Arlington Bank Disclosure Letter. Arlington Bank has not received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the Arlington Bank Disclosure Letter, none of the federal, state, or local tax returns of Arlington Bank have been audited by any taxing authority during the past five (5) years.
5.16 Deposit Insurance. The deposits of Arlington Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and Arlington Bank has paid all premiums and assessments due through the date of this Agreement with respect to such deposit insurance.
5.17 Reports. Since January 1, 2014, Arlington Bank has timely filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Ohio Superintendent of Financial Institutions (the “Ohio Superintendent”), (ii) the FDIC, and (iii) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “Arlington Bank Regulatory Authorities”), having jurisdiction over the affairs of Arlington Bank except where such failure would not have a Material Adverse Effect. All such reports filed by Arlington Bank complied in all material respects with all applicable rules and regulations promulgated by the applicable Arlington Bank Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with regulatory accounting principles applied on a consistent basis.
5.18 Absence of Defaults. Arlington Bank is not in violation of its Articles of Incorporation, Bylaws or Constitution or to the knowledge of Arlington Bank’s Management in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to Arlington Bank’s Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for such violations or defaults which would not have a Material Adverse Effect.
5.19 Tax and Regulatory Matters. Arlington Bank has not taken, or agreed to take, any action and does not have any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.
5.20    Real Property.
(a)    A list of the locations of each parcel of real property owned by Arlington Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Arlington Bank for disposition as required by law) is set forth in the Arlington Bank Disclosure Letter under the heading of “Arlington Bank Owned Real Property” (such real property being herein referred to as the “Arlington Bank Owned Real Property”). A list of the locations of each parcel of real property leased by Arlington Bank is also set forth in the Arlington Bank Disclosure Letter under the heading of “Arlington Bank Leased Real Property” (such real property being herein referred to as the “Arlington Bank Leased Real Property”). Arlington Bank shall update the Arlington Bank Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the Arlington Bank Owned Real Property and the Arlington Bank Leased Real Property are herein referred to as the “Arlington Bank Real Property.”

(b)    There is no pending action involving Arlington Bank as to the title of or the right to use any of the Arlington Bank Real Property.
(c)    Other than the Arlington Bank Owned Real Property, Arlington Bank does not have any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.
(d)    None of the buildings, structures or other improvements located on the Arlington Bank Owned Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or “setback” line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.
(e)    None of the buildings, structures or improvements located on the Arlington Bank Owned Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation action or proceeding pending, or, to the best knowledge of Arlington Bank’s Management, threatened, with respect to any such building, structure or improvement. The Arlington Bank Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and Arlington Bank has maintained (as to the Arlington Bank Leased Real Property, to the extent required to be maintained by Arlington Bank) the Arlington Bank Real Property in accordance with reasonable and prudent business practices applicable to like facilities. The Arlington Bank Real Property has been used and operated in all material respects in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.
(f)    Except as may be reflected in the Financial Information, Arlington Bank has, and at the Effective Date will have, good and marketable title to the Arlington Bank Owned Real Property, free and clear of all liens, mortgages, security interests, encumbrances and restrictions of any kind or character, except as such liens, mortgages, security interests, encumbrances and restrictions do not individually or in the aggregate adversely affect the use or value of the Arlington Bank Owned Real Property and which would not have a Material Adverse Effect.
(g)    Except as set forth in the Arlington Bank Disclosure Letter and to the knowledge of Arlington Bank’s Management, Arlington Bank has not caused or allowed the generation, treatment, storage, disposal or release at any Arlington Bank Real Property of any Toxic Substance, except in compliance with all applicable federal, state and local laws and regulations and except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.
(h)    Except as disclosed in the Arlington Bank Disclosure Letter and to the knowledge of Arlington Bank’s Management, there are no underground storage tanks located on, in or under any Arlington Bank Owned Real Property and no such Arlington Bank Owned Real Property has previously contained an underground storage tank. Except as set forth in the Arlington Bank Disclosure Letter and to the knowledge of Arlington Bank’s Management, Arlington Bank does not own or operate any underground storage tank at any Arlington Bank Leased Real Property and no such Arlington Bank Leased Real Property has previously contained an underground storage tank. To the knowledge of Arlington Bank’s Management, no Arlington Bank Real Property is or has been listed on the Comprehensive Environmental Response, Compensation, and Liability Information System (“CERCLIS”).
(i)    Except as set forth in the Arlington Bank Disclosure Letter and to the knowledge of Arlington Bank’s Management, no Toxic Substance has been released, spilled, discharged or disposed at, in, on or under any Arlington Bank Real Property nor, to the knowledge of Arlington Bank’s Management, are there any other conditions or circumstances affecting any Arlington Bank Real Property, in each case, which would reasonably be expected to have a Material Adverse Effect.
(j)    To the knowledge of Arlington Bank’s Management, there are no mechanic’s or materialman’s liens relating to any construction, improvements or repairs on or to the Arlington Bank Leased Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection therewith in respect of which liens may or could be filed against Arlington Bank’s interest in the Arlington Bank Leased Real Property.
5.21    No Listing Requirements. Arlington Bank’s Common Stock is not listed or traded on any established securities exchange or quotation system.
5.22    Broker’s or Finder’s Fees. Except for Boenning & Scattergood, Inc., no agent, broker or other person acting on behalf of Arlington Bank or under any authority of Arlington Bank is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.
5.23    Shareholder Rights Plan. Arlington Bank does not have a shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of Arlington Bank or which may be considered an anti-takeover mechanism.
5.24    Indemnification Agreements. Except as set forth in the Arlington Bank Disclosure Letter, Arlington Bank is not a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation, Bylaws or Constitution of Arlington Bank.
5.25    Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter Arlington Bank and all directors and officers of Arlington Bank shall have no further liability with respect thereto.
SECTION 6
REPRESENTATIONS AND
WARRANTIES OF FIRST MERCHANTS
First Merchants and FMB, as applicable, hereby make the following representations and warranties set forth below to Arlington Bank. For the purposes of this Section, “First Merchants Disclosure Letter” is defined as a letter referencing Section 6 of this Agreement which shall be prepared by First Merchants and FMB and delivered to Arlington Bank contemporaneous with the execution of this Agreement.

6.1    Organization and Qualification. First Merchants is a corporation duly organized and validly existing under the laws of the State of Indiana and FMB is a commercial bank duly organized and validly existing under the laws of the State of Indiana. First Merchants and FMB have the power and authority (corporate or otherwise) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. First Merchants’ only subsidiaries are FMB and the other entities listed on Exhibit 21 to First Merchants’ Annual Report on Form 10-K as of and for the period ending December 31, 2015 (the “First Merchants Subsidiaries”). FMB is subject to primary federal regulatory supervision and regulation by the FDIC.
6.2    Authorization.
(a)    First Merchants and FMB have the corporate power and authority to enter into this Agreement and to carry out their obligations hereunder subject to the conditions precedent set forth in Section 9. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants and FMB, subject to the conditions precedent set forth in Section 9 hereof, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor’s rights. The Board of Directors of First Merchants and FMB have approved the Merger pursuant to the terms and conditions of this Agreement.
(b)    Except as set forth in the First Merchants Disclosure Letter, neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, subject to the conditions precedent set forth in Section 9 hereof does or will (i) conflict with, result in a breach of, or constitute a default under either First Merchants’ or FMB’s Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment, to which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect; (iii) result in the creation of, or give any person, corporation or entity the right to create, any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of either First Merchants or FMB; (iv) terminate, or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform, any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants or FMB is a party or by which either First Merchants or FMB is subject or bound, the result of which would have a Material Adverse Effect on First Merchants; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, either First Merchants or FMB is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, loan, mortgage, security agreement, contract, arrangement, or commitment.
(c)    Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, the Bank Merger Act, federal and state securities laws, and applicable federal and Indiana banking statutes and Indiana corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants and FMB of the transactions contemplated by this Agreement.
(d)    Except as set forth in the First Merchants Disclosure Letter, other than those filings, authorizations, consents and approvals referenced in Section 6.2(c) above and filings and approvals relating to the listing of the shares of First Merchants Common Stock to be issued in the Merger on the NASDAQ Global Select Market and certain other filings and approvals with NASDAQ relating to the change in the number of shares of First Merchants outstanding as a result of the Merger, no notice to, filing with, authorization of, exemption by, or consent or approval of, any third party is necessary for the consummation by First Merchants or FMB of the transactions contemplated by this Agreement, except for such authorizations, exemptions, consents or approvals, the failure of which to obtain, would not be reasonably likely to result in a Material Adverse Effect.
6.3    Capitalization.
(a)    As of October 31, 2016, First Merchants had 50,000,000 shares of First Merchants Common Stock authorized, without par value, $0.125 stated value, of which 40,807,138 shares were issued and outstanding. Such issued and outstanding shares of First Merchants Common Stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.
(b)    First Merchants has authorized 500,000 shares of preferred stock, without par value (“First Merchants Preferred Stock”). First Merchants has designated 116,000 of those shares of First Merchants Preferred Stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A authorized, $1,000 per share liquidation amount, no shares of which are issued and outstanding. First Merchants also has designated 90,823.23 shares of the First Merchants Preferred Stock as Senior Non-Cumulative Perpetual Preferred Stock, Series B authorized, $1,000 per share liquidation amount, no shares of which are currently outstanding.
(c)    The shares of First Merchants Common Stock to be issued pursuant to the Merger will be duly authorized, fully paid, validly issued and nonassessable and subject to no preemptive rights.
6.4    Organizational Documents. The Articles of Incorporation and By-Laws of First Merchants in force as of the date hereof have been delivered to Arlington Bank. The documents delivered by it represent true, accurate and complete copies of the corporate documents of First Merchants in effect as of the date of this Agreement.
6.5    Compliance with Law. To the knowledge of “First Merchants’ Management” (as defined below), except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has engaged in any activity nor taken or omitted to take any action which has resulted or could reasonably be expected to result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, First Merchants and each First Merchants Subsidiary possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption. Neither First Merchants nor any First Merchants Subsidiary are subject to any agreement, commitment or understanding with, or order and directive of, any regulatory agency or government authority with respect to the business or operations of First Merchants or FMB. Except as set forth in the First Merchants Disclosure Letter, FMB has not received any notice of enforcement actions since January 1, 2014 from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act, the Community Reinvestment Act, the Gramm-Leach-Bliley Act of 1999, the USA Patriot Act, the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder. Except as set forth in the First Merchants Disclosure Letter, First Merchants has not received any notice of enforcement actions since January 1, 2014 from any regulatory agency or government authority relating to its compliance with any securities, tax or employment laws applicable to First Merchants. FMB received a rating of “satisfactory” or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

6.6    Accuracy of Statements. No information which has been or shall be supplied by First Merchants nor any First Merchants Subsidiary with respect to its respective businesses, operations and financial condition for inclusion in the regulatory applications or proxy statement relating to the Merger contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the regulatory applications at the time they are filed) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.
6.7    Litigation and Pending Proceedings. Except as set forth in the First Merchants Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of First Merchants’ Management threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does First Merchants’ Management have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) which could be reasonably expected to have a Material Adverse Effect. To the knowledge of First Merchants’ Management, there are no material uncured violations, criticisms or exceptions, or violations with respect to which material refunds or restitutions may be required, cited in any report, correspondence or other communication to First Merchants as a result of an examination by any regulatory agency or body.

6.8    Financial Statements.

(a)    First Merchants’ consolidated audited balance sheets as of the end of the two (2) fiscal years ended December 31, 2015 and 2014, the unaudited consolidated balance sheet for the nine months ended September 30, 2016 and the related consolidated statements of income, shareholders’ equity and cash flows for the years or period then ended (hereinafter collectively referred to as the “First Merchants Financial Information”) present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with GAAP applied on a consistent basis.
(b)    All loans reflected in the First Merchants Financial Information and which have been made, extended or acquired since September 30, 2016 (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that FMB has a security interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming FMB as the secured party or mortgagee, except for such unperfected security interests or mortgages naming FMB as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if FMB is not able to enforce any such security interest or mortgage.
6.9    Absence of Certain Changes. Except for events and conditions relating to the business and interest rate environment in general, the accrual or payment of Merger-related expenses, or as set forth in the First Merchants Disclosure Letter, since September 30, 2016, no events have occurred which could reasonably be expected to have a Material Adverse Effect. Except as set forth in the First Merchants Disclosure Letter, between the period from September 30, 2016 to the date of this Agreement, First Merchants and each First Merchants Subsidiary have carried on their respective businesses in the ordinary and usual course consistent with their past practices (excluding the incurrence of reasonable fees and expenses of professional advisors related to this Agreement and the transactions contemplated hereby). Since September 30, 2016, there has not been any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to First Merchants’ Common Stock (other than normal quarterly cash dividends) or any split, combination or reclassification of any stock of First Merchants or any First Merchants Subsidiary or any issuance or the authorization of any issuance of any securities in respect of, or in lieu of, or in substitution for First Merchants’ Common Stock.
6.10    Absence of Undisclosed Liabilities. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary has any liabilities, whether accrued, absolute, contingent, or otherwise, existing or arising out of any transaction or state of facts existing on or prior to the date hereof, except (a) as and to the extent disclosed, reflected or reserved against in the First Merchants Financial Information, (b) any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually is less than Five Hundred Thousand and 00/100 Dollars ($500,000.00) per year and which may be terminated within one year from the date of this Agreement, and (c) unfunded loan commitments made in the ordinary course of Arlington Bank’s business consistent with past practices.
6.11 Taxes, Returns and Reports. First Merchants and FMB have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed by them as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid all material taxes, assessments and other governmental charges due and payable or claimed to be due and payable upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the First Merchants Financial Information is adequate to cover all of First Merchants’ and FMB’s tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to September 30, 2016. Neither First Merchants nor FMB has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from September 30, 2016, up to and including the Effective Date, except to the extent reflected on the First Merchants Financial Information or on financial statements of First Merchants or any subsidiary subsequent to such date and as set forth in the First Merchants Disclosure Letter. Neither First Merchants nor FMB has received written notice that it is currently under audit by any state or federal taxing authority. Except as set forth in the First Merchants Disclosure Letter, none of the federal, state, or local tax returns of First Merchants or FMB have been audited by any taxing authority during the past five (5) years.
6.12 Deposit Insurance. The deposits of FMB are insured by the FDIC in accordance with the Federal Deposit Insurance Act, and FMB has paid all premiums and assessments with respect to such deposit insurance.
6.13 Reports. Since January 1, 2014, First Merchants and the First Merchants Subsidiaries have timely filed all reports, registrations and statements, together with any required amendments thereto, that they were required to file with (i) the Board of Governors of the Federal Reserve System, (ii) the Office of the Comptroller of the Currency, (iii) the FDIC, (iv) the Indiana Department of Financial Institutions, and (v) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the “FMC Regulatory Authorities”), except where such failure would not have a Material Adverse Effect. All such reports filed by First Merchants and the First Merchants Subsidiaries complied in all material respects with all applicable rules and regulations promulgated by the applicable FMC Regulatory Authorities and were true, accurate and complete in all material respects and, to the extent required, were prepared in conformity with GAAP applied on a consistent basis. There is no unresolved violation with respect to any report or statement filed by, or any examination of First Merchants or FMB.
6.14 Absence of Defaults. Neither First Merchants nor FMB is in violation of its Articles of Incorporation or By-Laws or, to the knowledge of First Merchants’ Management, in default under any material agreement, commitment, arrangement, loan, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event known to First Merchants’ Management that, with the lapse of time or giving of notice or both, would constitute such a default, except for defaults which would not have a Material Adverse Effect.
6.15 Tax and Regulatory Matters. Neither First Merchants nor any First Merchants Subsidiary has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (a) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or (b) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.
6.16 Securities Law Compliance. First Merchants’ common stock is traded on the NASDAQ Global Select Market under the symbol of “FRME.” First Merchants has complied in all material respects with all applicable state, federal or foreign securities laws, statutes, rules, regulations or orders, injunctions or decrees of any applicable government agency relating thereto. Since January 1, 2015, First Merchants has filed all reports and other documents required to be filed by it under the Securities and Exchange Act of 1934 (the “1934 Act”) and the Securities Act of 1933 (the “1933 Act”), including First Merchants’ Annual Report on Form 10-K for the year ended December 31, 2015, copies of which have previously been delivered to Arlington Bank. Since January 1, 2015, all such SEC filings were true, accurate and complete in all material respects as of the dates of the filings (except for information included therein as of a certain date, which shall have been true and correct as of such date), and no such filings, at the time they were filed, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made, at the time and in the light of the circumstances under which they were made, not false or misleading.
6.17 Broker’s or Finder’s Fees. Except for Sandler O’Neill & Partners, L.P., no agent, broker or other person acting on behalf of First Merchants or under any authority of First Merchants is or shall be entitled to any commission, broker’s or finder’s fee or any other form of compensation or payment from any of the parties hereto, other than attorneys’ or accountants’ fees, in connection with any of the transactions contemplated by this Agreement.
6.18 Indemnification Agreements. Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants Subsidiary is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against any liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of First Merchants and the First Merchants Subsidiaries.
6.19 Nonsurvival of Representations and Warranties. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and the First Merchants Subsidiaries and all directors and officers of First Merchants and the First Merchants Subsidiaries shall have no further liability with respect thereto.

6.20    Employee Benefit Plans.
(a)    The First Merchants Disclosure Letter contains a list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, which (i) is subject to any provision of ERISA, and (ii) is currently maintained, administered or contributed to by First Merchants or any entity, trade or business that, together with First Merchants, would be treated as a single employer under the provisions of Sections 414(b), (c), (m) or (o) of the Code (“First Merchants ERISA Affiliate”), and covers any employee, director or former employee or director of First Merchants or any First Merchants ERISA Affiliate under which First Merchants or any First Merchants ERISA Affiliate has any liability. The First Merchants Disclosure Letter also contains a list of all “employee benefit plans” as defined under ERISA which have been terminated by First Merchants or any First Merchants ERISA Affiliate since January 1, 2012. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to Arlington Bank together with the three (3) most recent annual reports (Form 5500) prepared in connection with any such plan and the current summary plan descriptions (and any summary of material modifications thereto). Such plans are hereinafter referred to individually as a “First Merchants Employee Plan” and collectively as the “First Merchants Employee Plans.” The First Merchants Employee Plans which individually or collectively would constitute an “employee pension benefit plan” as defined in Section 3(2)(A) of ERISA are identified as such in the list referred to above.
(b)    The First Merchants Employee Plans have been operated in material compliance with all applicable laws, regulations, rulings and other requirements, as well as pursuant to the terms of their governing documents (to the extent consistent with ERISA).
(c)    Except as set forth in the First Merchants Disclosure letter, to the knowledge of First Merchants’ Management, no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no “reportable event,” as defined in Section 4043(c) of ERISA, for which a notice is required to be filed, has occurred with respect to any First Merchants Employee Plan that could subject First Merchants to material taxes or penalties. Neither First Merchants nor any First Merchants ERISA Affiliate has any material liability to the PBGC, to the IRS, to the DOL, to the Employee Benefits Security Administration, with respect to any First Merchants Employee Plan, except for routine premium payments to the PBGC.
(d)    To the knowledge of First Merchants’ Management, no “fiduciary,” as defined in Section 3(21) of ERISA, of a First Merchants Employee Plan has failed to comply with the requirements of Section 404 of ERISA in such a way as to cause material liability to First Merchants or any First Merchants ERISA Affiliate.
(e)    Each of the First Merchants Employee Plans which is intended to be qualified under Section 401(a) of the Code has been timely amended to comply in all material respects with the applicable requirements of the Code. Except as set forth in the First Merchants Disclosure Letter, First Merchants and/or any First Merchants ERISA Affiliate, as applicable, sought and received favorable determination letters from the IRS and has furnished to Arlington Bank copies of the most recent IRS determination letters with respect to any such Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(f)    No First Merchants Employee Plan has incurred an “accumulated funding deficiency,” as determined under Section 412 of the Code and Section 302 of ERISA. First Merchants has at all times met the minimum funding standard, and has made all contributions required, under Section 412 of the Code and Section 302 of ERISA. No facts or circumstances exist that may subject First Merchants, or any First Merchants ERISA Affiliate, to any liability under Sections 4062, 4063 or 4064 of ERISA. Neither First Merchants nor any First Merchants ERISA Affiliate ever has engaged in any transaction within the meaning of Section 4069 of ERISA. Except as disclosed in the First Merchants Disclosure Letter, there exist no facts or circumstances which could subject First Merchants, or any First Merchants ERISA Affiliate thereof, to withdrawal liability within the meaning of Section 4201 of ERISA or to contingent withdrawal liability under Section 4204 of ERISA. Neither First Merchants nor any First Merchants ERISA Affiliate ever has been a party to a transaction within the meaning of Section 4212(c) of ERISA.
(g)    No First Merchants Employee Plan subject to Title IV of ERISA has been terminated or incurred a partial termination (either voluntarily or involuntarily), in such a way as to cause material additional liability to First Merchants or any First Merchants ERISA Affiliate.
(h)    No claims involving a First Merchants Employee Plan (other than normal benefit claims) have been filed in a court of law or, to the knowledge of First Merchants’ Management, have been threatened to be filed in a court of law.
(i)    There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of First Merchants or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or Section 162(a)(1) of the Code.
(j)    To the knowledge of First Merchants’ Management, no event has occurred that would cause the imposition of the tax described in Section 4980B of the Code on First Merchants or any First Merchants ERISA Affiliate. To the knowledge of First Merchants’ Management, First Merchants has materially complied with all requirements of Section 601 or ERISA, as applicable, with respect to any First Merchants Employee Plan.
(k)    The First Merchants Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a First Merchants Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by First Merchants or any First Merchants Subsidiary and (iii) covers any employee, director or former employee or director of First Merchants or any First Merchants Subsidiary. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the “First Merchants Benefit Arrangements.” Each of the First Merchants Benefit Arrangements has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such First Merchants Benefit Arrangements.
(l)    Except as set forth in the First Merchants Disclosure Letter, neither First Merchants nor any First Merchants ERISA Affiliate has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of First Merchants or any First Merchants ERISA Affiliate.
(m)    Except as set forth in the First Merchants Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by First Merchants or any First Merchants ERISA Affiliate relating to, or change in employee participation or coverage under, any First Merchants Employee Plan or Benefit Arrangement administered by First Merchants or any First Merchants ERISA Affiliate which would increase materially the expense of maintaining such First Merchants Employee Plans or First Merchants Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2015.
(n)    Except as otherwise provided in the First Merchants Disclosure Letter, the transactions contemplated by the Agreement will not cause acceleration of vesting in, or payment of, any material benefits under any First Merchants Employee Plan or Benefit Arrangement and will not otherwise materially accelerate or increase any obligation under any First Merchants Employee Plan or Benefit Arrangement.
(o)    With respect to any nonqualified deferred compensation plan that is subject to Section 409A of the Code, such plan has been identified on the Disclosure Letter and has been operated in accordance with, and is in documentary compliance with, Section 409A of the Code and the guidance issued thereunder.
SECTION 7

COVENANTS OF ARLINGTON BANK

Arlington Bank covenants and agrees with First Merchants as follows:

7.1    Shareholder Approval.
(a)Following the execution of this Agreement, Arlington Bank shall take, in accordance with applicable law and its Articles of Incorporation, Bylaws and Constitution, all action necessary to convene a meeting of its shareholders as promptly as practicable (and in any event within forty-five (45) days following the time when the Registration Statement becomes effective, subject to extension with the consent of First Merchants, which shall not unreasonably be withheld, conditioned or delayed) to consider and vote upon the adoption of this Agreement and approval of the transactions contemplated hereby (including the Merger) and any other matter required to be approved by the shareholders of Arlington Bank in order to consummate the Merger and the transactions contemplated hereby (including any adjournment or postponement thereof, the “Shareholder Meeting”).

(b)Subject to Section 7.5 hereof, Arlington Bank shall cooperate with First Merchants in the preparation of an appropriate proxy statement and other proxy solicitation materials (the “Proxy Statement”) and use its reasonable best efforts to obtain the requisite vote of Arlington Bank’s shareholders to consummate the Merger and the other transactions contemplated hereby, and shall ensure that the Shareholder Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by Arlington Bank in connection with the Shareholder Meeting are solicited in compliance with the Ohio Corporate Law, the Articles of Incorporation, Bylaws and Constitution of Arlington Bank, and all other applicable legal requirements. Arlington Bank shall keep First Merchants updated with respect to the proxy solicitation results in connection with the Shareholder Meeting as reasonably requested by First Merchants.
(c)Subject to Section 7.5 hereof, Arlington Bank’s Board of Directors shall recommend that Arlington Bank’s shareholders vote to adopt this Agreement and approve the transactions contemplated hereby (including the Merger) and any other matters required to be approved by Arlington Bank’s shareholders for consummation of the Merger and the transactions contemplated hereby.

7.2    Other Approvals. As soon as reasonably practicable following the date hereof, Arlington Bank shall use its reasonable best efforts to procure upon reasonable terms and conditions any consents, authorizations, approvals, registrations, and certificates from any applicable Arlington Bank Regulatory Authorities (other than those from which First Merchants will seek approval pursuant to Section 8.1 hereof), as may be required by applicable law, and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement.

7.3    Conduct of Business.
(a)    Except as otherwise set forth on the Arlington Bank Disclosure Letter, on and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, Arlington Bank shall not, without the prior written consent (which may include consent via electronic mail) of First Merchants, (i) make any changes in its capital structure, including, but not limited to the redemption of shares of Arlington Bank Common Stock; (ii) authorize an additional class of stock or issue, or authorize the issuance of any capital stock or any options or other instruments convertible into shares of capital stock, except pursuant to the exercise of stock options outstanding as of the date of this Agreement); (iii) declare, distribute or pay any dividends on its common shares, or authorize a stock split, or make any other distribution to its shareholders; (iv) merge, combine or consolidate with or, other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned), sell its assets or any of its securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any new liability or obligation, make any new commitment, payment or disbursement, enter into any new contract, agreement, understanding or arrangement or engage in any new transaction, or acquire or dispose of any property, other than other real estate owned, or asset the fair market value of which exceeds One Hundred Thousand and 00/100 Dollars ($100,000.00), in the aggregate, except for payments or disbursements made in the ordinary course of business consistent with past practice, the acquisition or disposition of personal or real property in connection with either foreclosures on mortgages or enforcement of security interests, the origination or sale of loans by Arlington Bank in the ordinary course of business and the creation of deposit liabilities and advances from the Federal Home Loan Bank in each case in the ordinary course of business consistent with past practice; (vi) subject any of its properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for such mortgages, liens or other encumbrances incurred in the ordinary course of business consistent with past practice; (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Arlington Bank; (viii) except as set forth in the Arlington Bank Disclosure Letter, as specifically authorized by this Agreement or as required by applicable law, execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Arlington Bank, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination pay benefits or any other fringe or employee benefits or pay any bonuses other than as required by law or regulatory authorities; (ix) amend its Articles of Incorporation, Bylaws, or Constitution from those in effect on the date of this Agreement; (x) except as set forth in the Arlington Bank Disclosure Letter or as specifically authorized by this Agreement, modify, amend or institute new employment policies or practices, or enter into, renew, modify, amend or extend any employment or severance agreements with respect to any present or former directors, officers or employees of Arlington Bank (or waive any rights of Arlington Bank thereunder); (xi) fail to make additions to Arlington Bank’s reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices; (xii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and (xiii) agree in writing or otherwise to take any of the foregoing actions. The prior consent of First Merchants for the items listed above may be withheld, conditioned or delayed in its sole discretion; provided, however, consent for the items listed in (v) through (xiii) above may not be unreasonably withheld, conditioned or delayed.
(b)    Arlington Bank shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.
(c)    Arlington Bank shall provide First Merchants and its representatives full access, during normal business hours and on reasonable advance notice to Arlington Bank, to further information (to the extent permissible under applicable law) and Arlington Bank’s premises for purposes of (i) observing Arlington Bank’s business activities and operations and to consult with Arlington Bank’s officers and employees regarding the same on an ongoing basis to verify compliance by Arlington Bank with all terms of this Agreement, and (ii) making all necessary preparations for conversion of Arlington Bank’s information technology systems, including, but not limited to, installation of a hardware or software device(s) within Arlington Bank’s network to perform system penetration testing or assess previous security breaches. First Merchants may hire, at its expense, a mutually-agreeable third party consultant to perform cybersecurity system testing and monitoring (based on a mutually-agreeable project scope) in order to confirm that Arlington Bank’s technology systems are free of security breaches and, if necessary, provide remediation and notices related thereto. Arlington Bank and First Merchants shall each receive the results of the testing and reasonably coordinate their efforts on any potential remediation and notices. None of the foregoing actions shall unduly interfere with the business operations of Arlington Bank nor shall such actions be permitted if such access relates to (i) pending or threatened litigation or investigations if, in the opinion of counsel to Arlington Bank, such access would or might adversely affect the confidential nature of, or any privilege relating to, the matters being discussed, or (ii) matters involving an Acquisition Proposal. No investigation pursuant to this Section 7.3 shall affect or be deemed to modify any representation or warranty made in this Agreement by Arlington Bank. First Merchants will use such information as is provided to it by Arlington Bank, its representatives or any third party consultant, solely for the purpose of conducting business, legal and financial reviews of Arlington Bank and for such other purposes as may be related to this Agreement, and First Merchants will, and will direct all of its agents, employees and advisors to, maintain the confidentiality of all such information in accordance with the terms of Section 8.4 below. Arlington Bank shall not be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
7.4    Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, Arlington Bank shall (a) carry on its business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve its business organization intact, to keep its present officers and employees and to preserve its present relationship with customers and others having business dealings with it; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound; provided, however, that Arlington Bank shall not be responsible for the effects that may result from the public announcement of the Merger.
7.5    Other Negotiations.
(a)    Arlington Bank shall not, during the term of this Agreement, directly or indirectly, solicit, encourage or facilitate inquiries or proposals or enter into any agreement with respect to, or initiate or participate in any negotiations or discussions with any person or entity concerning, any proposed transaction or series of transactions involving or affecting Arlington Bank (or its securities or assets) that, if effected, would constitute an acquisition of control of Arlington Bank within the meaning of 12 U.S.C. §1817(j) (disregarding the exceptions set forth in 12 U.S.C. §1817(j)(17)) and the regulations of the FDIC thereunder (each, an “Acquisition Proposal”), or furnish any information to any person or entity proposing or seeking an Acquisition Proposal.
(b)    Notwithstanding the foregoing, in the event that Arlington Bank’s Board of Directors determines in good faith and after consultation with outside counsel, that in light of an Acquisition Proposal, it is necessary to provide such information or engage in such negotiations or discussions in order to act in a manner consistent with such Board’s fiduciary duties, Arlington Bank’s Board of Directors may, in response to an Acquisition Proposal which was not solicited by or on behalf of Arlington Bank or which did not otherwise result from a breach of Section 7.5(a), subject to its compliance with Section 7.5(c), (i) furnish information with respect to Arlington Bank to such person or entity making such Acquisition Proposal pursuant to a customary confidentiality agreement that is no less restrictive than the Confidentiality Agreement between Arlington Bank and First Merchants and (ii) participate in discussions or negotiations regarding such Acquisition Proposal. In the event that Arlington Bank’s Board of Directors determines in good faith and after consultation with outside counsel, that the Acquisition Proposal is a Superior Acquisition Proposal (as defined below) and that it is necessary to pursue such Superior Acquisition Proposal in order to act in a manner consistent with such Board’s fiduciary duties, Arlington Bank may (A) withdraw, modify or otherwise change in a manner adverse to First Merchants, the recommendation of Arlington Bank’s Board of Directors to its shareholders with respect to this Agreement and the Merger, and/or (B) terminate this Agreement in order to concurrently enter into an agreement with respect to such Superior Acquisition Proposal; provided, however, that Arlington Bank’s Board of Directors may not terminate this Agreement pursuant to this Section 7.5(b) unless and until (x) five (5) business days have elapsed following the delivery to First Merchants of a written notice of such determination by Arlington Bank’s Board of Directors and during such five (5) business-day period, Arlington Bank otherwise cooperates with First Merchants with the intent of enabling the parties to engage in good faith negotiations so that the Merger and other transactions contemplated hereby may be effected and (y) at the end of such five

(5) business-day period Arlington Bank’s Board of Directors continues reasonably to believe the Acquisition Proposal at issue constitutes a Superior Acquisition Proposal. A “Superior Acquisition Proposal” shall mean any Acquisition Proposal containing terms which Arlington Bank’s Board of Directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to Arlington Bank’s shareholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of Arlington Bank’s Board of Directors, is reasonably capable of being obtained by such third party, but shall exclude any Acquisition Proposal the terms of which were made known to Arlington Bank’s Board of Directors prior to the date of this Agreement.
(c)    In addition to the obligations of Arlington Bank set forth in Section 7.5(a) and (b), Arlington Bank shall advise First Merchants orally and in writing as soon as reasonably practicable of any request (whether oral or in writing) for information or of any inquiries, proposals, discussions or indications of interest (whether oral or in writing) with respect to any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the person or entity making such request or Acquisition Proposal. Arlington Bank shall keep First Merchants reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Acquisition Proposal, including the status of any discussions or negotiations with respect to any Superior Acquisition Proposal.
7.6    Announcement; Press Releases. In connection with the execution of this Agreement, Arlington Bank and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, Arlington Bank shall not issue any additional press releases or make any other public announcements or disclosures relating to the Merger and the other transactions contemplated hereby without the prior approval of First Merchants provided, however, that nothing in this Section 7.6 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.
7.7    Arlington Bank Disclosure Letter. Arlington Bank shall supplement, amend andupdate as of the Effective Date the Arlington Bank Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Arlington Bank Disclosure Letter. If, at any time prior to the Effective Date, Arlington Bank becomes aware of a fact or matter that might indicate that any of the representations and warranties of Arlington Bank herein may be untrue, incorrect or misleading in any material respect, Arlington Bank shall promptly disclose such fact or matter to First Merchants in writing.
7.8    Confidentiality. Arlington Bank shall use commercially reasonable efforts to cause its officers, employees, and authorized representatives to hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (a) was already known to Arlington Bank, (b) becomes available to Arlington Bank from other sources, (c) is independently developed by Arlington Bank, (d) is disclosed by Arlington Bank with and in accordance with the terms of prior written approval of First Merchants, or (e) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. Arlington Bank further agrees that, in the event this Agreement is terminated, it will return to First Merchants, or destroy, all information obtained by Arlington Bank from First Merchants or a First Merchants Subsidiary, including all copies made of such information by Arlington Bank other than as reasonably necessary for regulatory or litigation purposes. This provision shall survive the Effective Date or the earlier termination of this Agreement.

7.9    Cooperation. Arlington Bank shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) Arlington Bank shall cooperate and assist First Merchants in the preparation of and/or filing of all regulatory applications, the Registration Statement, and all other documentation required to be prepared for consummation of the Merger and obtaining all necessary approvals, and (b) Arlington Bank shall furnish First Merchants with all information concerning itself that First Merchants may request in connection with the preparation of the documentation referenced above.
7.10 Arlington Bank Fairness Opinion. On the date hereof or as soon as reasonably practicable following the date hereof, Arlington Bank shall use its reasonable best efforts to procure the written opinion from Boenning & Scattergood, Inc. to the Board of Directors of Arlington Bank to the effect that, as of the date of this Agreement, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Arlington Bank Common Stock (the “Arlington Bank Fairness Opinion”). The Arlington Bank Fairness Opinion shall be included in the Proxy Statement.
7.11 Financial Statements and Other Reports. Promptly upon its becoming available, Arlington Bank shall furnish to First Merchants one (1) copy of each financial statement, report, notice, or proxy statement sent by Arlington Bank to its shareholders generally or filed with any of the Arlington Bank Regulatory Authorities.
7.12 Adverse Actions. Arlington Bank shall not (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

SECTION 8
COVENANTS OF FIRST MERCHANTS AND FMB

First Merchants and FMB covenant and agree with Arlington Bank as follows:
8.1    Approvals. As soon as reasonably practicable, but in any event within sixty (60) days following execution and delivery of this Agreement, First Merchants and FMB will file an application with the FDIC, the Indiana Department of Financial Institutions and the Ohio Superintendent for approval of the Merger, and take all other appropriate actions necessary to obtain the regulatory approvals referred to herein, and Arlington Bank will use all reasonable and diligent efforts to assist in obtaining all such approvals. In advance of filing any applications for such regulatory approvals, First Merchants shall provide Arlington Bank and its counsel with a copy of such applications (but excluding any information contained therein regarding First Merchants and its business or operations for which confidential treatment has been requested) and provide an opportunity to comment thereon, and thereafter shall promptly advise Arlington Bank and its counsel of any material communication received by First Merchants or FMB or their counsel from any regulatory authorities with respect to such applications. In addition, First Merchants agrees to prepare, in cooperation with and subject to the review and comment of Arlington Bank and its counsel, a registration statement on Form S-4, including a prospectus of First Merchants and a proxy statement of Arlington Bank (the “Registration Statement”), to be filed no later than sixty (60) days after the date hereof by First Merchants with the SEC in connection with the issuance of First Merchants Common Stock in the Merger. First Merchants agrees to use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective so long as is necessary to consummate the Merger and the transactions contemplated hereby. First Merchants agrees to advise Arlington Bank, promptly after First Merchants receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of First Merchants Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of the receipt of any comment letters from the SEC regarding, or of any request by the SEC for the amendment or supplement of, the Registration Statement, or for additional information. First Merchants agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NASDAQ Global Select Market (subject to official notice of issuance), the shares of First Merchants Common Stock to be issued to the holders of shares of Arlington Bank Common Stock in the Merger.
8.2    Employee Benefit Plans.
(a)First Merchants shall take such action as may be necessary so that, as soon as reasonably practicable following the Effective Date, employees of Arlington Bank shall be entitled to participate in the employee benefit plans of First Merchants. Until such time participation is implemented, First Merchants shall assume, honor and continue the Employee Plans and Benefit Arrangements of Arlington Bank, in each case, as in effect on the Effective Date, without any amendment or modification, other than any amendment or modification required to comply with applicable law or to facilitate the transition of the participants to the benefit plans of First Merchants. Notwithstanding the foregoing, First Merchants may amend or terminate any such plans or arrangements to the extent that such amendment or termination is permitted by the terms thereof as of the Effective Date. With respect to each employee benefit plan or benefit arrangement maintained by First Merchants in which employees of Arlington Bank subsequently participate, for purposes of determining eligibility, vesting, vacation and severance entitlement, First Merchants will ensure that service with Arlington Bank will be treated as service with First Merchants; provided, however, that service with Arlington Bank shall not be treated as service with First Merchants for purposes of benefit accrual, except with respect to severance benefits. Once Arlington Bank’s employees are covered under First Merchants’ tax-qualified retirement plans, First Merchants, in its sole discretion, shall determine whether Arlington Bank’s tax-qualified retirement plan(s) are terminated or merged into First Merchants’ plan(s). In the event First Merchants determines to terminate Arlington Bank’s participation in the Pentegra Defined Contribution Plan for Financial Institutions and, if permitted by such plan, any outstanding participant loans under that plan may be rolled over to the First Merchants’ Retirement Income and Savings Plan so that participants can continue to repay outstanding loans via payroll deduction.

(b)Coverage Under First Merchants’ Health and Welfare Plan. With respect to First Merchants’ health and welfare plans under which employees of Arlington Bank and their eligible dependents become participants, First Merchants agrees to (i) waive all restrictions and limitations for pre-existing conditions, (ii) honor any deductible, co-payments and out-of-pocket expenses incurred by Arlington Bank’s employees and their eligible dependents under the health plans in which they participated immediately prior to the Effective Date during the portion of the calendar year prior to the Effective Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of First Merchants in which they are eligible to participate after the Effective Date in the same plan year in which such deductibles, co-payments or out-of-pocket expenses were incurred, and

(iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of Arlington Bank and his or her eligible dependents on or after the Effective Date, in each case to the extent such employee or eligible dependent had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Date.

(c)Severance. For any employee of Arlington Bank who did not have an employment agreement, change in control agreement or severance agreement, who is not offered employment with First Merchants or FMB with salary and bonus opportunities substantially the same as the salary and bonus opportunities of their current employment with Arlington Bank or whose employment is terminated by First Merchants or FMB (other than for cause) on or within six (6) months of the Effective Date, First Merchants agrees that it shall provide such employees with severance and outplacement benefits identical to those offered to First Merchants employees as listed on the First Merchants Disclosure Letter.

(d)COBRA. First Merchants shall be responsible for providing COBRA continuation coverage to any qualified employee or former employee of Arlington Bank and to their respective qualified beneficiaries, on and after the Effective Date, regardless of when the qualifying event occurred.

(e)Employment and Change in Control Agreements. First Merchants shall honor all obligations under any Arlington Bank employment and change in control agreements as described in the Arlington Bank Disclosure Letter.

8.3    Announcement; Press Releases. In connection with the execution of this Agreement, Arlington Bank and First Merchants intend to jointly issue a press release mutually acceptable to the parties. Except as otherwise required by law, neither First Merchants nor a First Merchants Subsidiary shall issue any additional press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of Arlington Bank provided, however, that nothing in this Section 8.3 shall be deemed to prohibit any party from making any disclosure that its counsel deems necessary in order to satisfy such party’s disclosure obligation imposed by law.

8.4    Confidentiality. Each of First Merchants and FMB shall, and each shall use its best efforts to cause its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from Arlington Bank, unless such information (i) was already known to First Merchants prior to entering into discussions with Arlington Bank, (ii) becomes available to First Merchants from other sources, (iii) is independently developed by First Merchants, (iv) is disclosed by First Merchants with and in accordance with the terms of prior written approval of Arlington Bank, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event this Agreement is terminated, it will return to Arlington Bank, or will destroy, all information obtained by it regarding Arlington Bank, including all copies made of such information by First Merchants. This provision shall survive the Effective Date or the earlier termination of this Agreement.
8.5    Directors and Officers Insurance.
(a)For a period of at least six (6) years from the Effective Date (the “Tail Coverage Period”), First Merchants shall use its reasonable best efforts to obtain an endorsement to its director’s and officer’s liability insurance policy to cover the present and former officers and directors of

Arlington Bank (determined as of the Effective Date) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Date, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Arlington Bank; provided however, that if First Merchants is unable to obtain such endorsement, then Arlington Bank may purchase tail coverage under its existing director and officer liability insurance policy for such claims; provided further that in no event shall First Merchants be required to expend in the aggregate during the Tail Coverage Period more than $25,000 (the “Insurance Amount”) to maintain or procure Arlington Bank's current directors’ and officers’ insurance coverage; provided further, that if First Merchants is unable to maintain or obtain the insurance called for by this Section 8.5, First Merchants shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Arlington Bank may be required to make application and provide customary representations and warranties to First Merchants’ insurance carrier for the purpose of obtaining such insurance.

(b)Following the Effective Date, First Merchants will provide any Arlington Bank or Subsidiary officers, directors and employees who become officers, directors and employees of the Surviving Corporation or its subsidiaries with the same directors and officers liability insurance coverage and indemnification protections that First Merchants provides to other officers, directors and employees of First Merchants or its subsidiaries. In addition, First Merchants further agrees to indemnify and advance expenses to the current and former directors and officers of Arlington Bank after the Effective Date, for all actions taken by them prior to the Effective Date in their respective capacities as directors and officers of Arlington Bank to the same extent (and subject to the same limitations) as the indemnification provided by Arlington Bank under its Articles of Incorporation, Bylaws and Constitution (as applicable) to such directors and officers immediately prior to the Effective Date and as permitted under applicable law. Notwithstanding the foregoing, the indemnity obligations contained herein shall be limited as may be required by applicable federal banking laws and regulations.

(c)All rights to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Effective Date now existing in favor of the current or former directors or officers of Arlington Bank as provided in its Articles of Incorporation, Bylaws and Constitution and any existing indemnification agreements or arrangements of Arlington Bank described in the Arlington Bank Disclosure Letter, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall be honored by First Merchants following the Effective Date with respect to acts or omissions of such individuals occurring or alleged to occur on or prior to the Effective Date.

(d)In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of Arlington Bank (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Arlington Bank or any of its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or on or after the Effective Date, the parties hereto agree to cooperate and use their best reasonable efforts to defend against and respond thereto.

(e)If First Merchants shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of First Merchants shall assume the obligations set forth in this Section 8.5.

8.6    SEC and Other Reports.Promptly upon its becoming available, First Merchants shall furnish to Arlington Bank one (1) copy of each financial statement, report, notice, or proxy statement sent by First Merchants to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by First Merchants with the SEC or any successor agency, and of any notice or communication received by First Merchants from the SEC, which is not available on the SEC’s EDGAR internet database.

8.7    First Merchants Disclosure Letter. First Merchants shall supplement, amend and update as of the Effective Date the First Merchants Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the First Merchants Disclosure Letter. If, at any time prior to the Effective Date, First Merchants becomes aware of a fact or matter that might indicate that any of the representations and warranties of First Merchants herein may be untrue, incorrect or misleading in any material respect, First Merchants shall promptly disclose such fact or matter to First Merchants in writing.

8.8    Adverse Actions. Neither First Merchants nor any First Merchants Subsidiary shall (a) take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Date, (ii) any of the conditions to the Merger set forth in Section 9 not being satisfied, (iii) a material violation of any provision of this Agreement, or (iv) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.
8.9    Cooperation. First Merchants shall generally cooperate with Arlington Bank and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby.

8.10 Preservation of Business. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, First Merchants and the First Merchants Subsidiaries shall (a) except as set forth in the First Merchants Disclosure Letter, carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use commercially reasonable efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.

8.11 Regional Board. All members of the Board of Directors of Arlington Bank, who have agreed to serve in such capacity and would not be otherwise prohibited to serve under applicable law, shall be appointed to FMB’s Ohio regional advisory board, as soon as practicable after the Effective Date, and in no event later than sixty (60) days after the Effective Date.

8.12 Restricted Stock Awards. Immediately following the Effective Date, in exchange for continued employment with First Merchants or FMB, First Merchants will award restricted shares of First Merchants Common Stock to each executive officer of Arlington Bank set forth in the First Merchants Disclosure Letter, in the amount set forth opposite his or her name. Each such award shall be made pursuant to First Merchants’ 2009 Long-Term Equity Incentive Plan (the “Plan”), based upon terms and conditions substantially similar to those included with awards under the Plan made to management employees of First Merchants or FMB holding positions similar to each such executive officer of Arlington Bank.

SECTION 9

CONDITIONS PRECEDENT TO THE MERGER
The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:
9.1    Shareholder Approval. The shareholders of Arlington Bank shall have approved the Merger as required by applicable law.
9.2    Registration Statement Effective. First Merchants shall have registered its shares of First Merchants Common Stock to be issued to shareholders of Arlington Bank in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and “blue sky” approvals and authorizations required to offer and sell such shares, if any, shall have been received by First Merchants. The Registration Statement shall have been declared effective by the SEC and no stop order shall have been issued or threatened. The shares of First Merchants Common Stock shall have been listed for trading on the NASDAQ Global Select Market (subject to official notice of issuance).
9.3    Tax Opinions.
(a)First Merchants shall have received an opinion of Bingham Greenebaum Doll LLP, in form and substance reasonably acceptable to the parties, dated on or about the effectiveness of the Registration Statement to the effect that the Merger effected pursuant to this Agreement shall constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinion shall rely upon factual representations received from Arlington Bank and First Merchants, which representations may take the form of written certifications.

(b)Arlington Bank shall have received a letter from Bingham Greenebaum Doll LLP addressed to the shareholders of Arlington Bank, in form and substance reasonably acceptable to the parties, dated as of the Effective Date, to the effect that such shareholders shall be permitted to rely on the opinion referred to in Section 9.3(a) above.

9.4    Regulatory Approvals. The FDIC, the Indiana Department of Financial Institutions and the Ohio Superintendent shall have authorized and approved the Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained. All regulatory approvals remain in full force and effect and all statutory waiting periods shall have expired or been terminated.

9.5    Officer’s Certificate. First Merchants and Arlington Bank shall have delivered to each other a certificate signed by their respective Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all of the representations and warranties of their respective corporations are true, accurate and correct in all material respects on and as of the Effective Date, except that representations and warranties that are qualified by materiality or a Material Adverse Effect shall be true and correct in all respects, and provided that for those representations and warranties which address matters only as of an earlier date, then they shall be tested as of such earlier date; (b) all the covenants of their respective corporations have been complied with in all material respects from the date of this Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with in all material respects all conditions necessary to make this Agreement effective as to them. Additionally, Arlington Bank shall certify as to the number of shares of its capital stock are issued and outstanding as of the Effective Date.
9.6    No Judicial Prohibition. Neither Arlington Bank nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.
9.7    Arlington Bank Fairness Opinion. Arlington Bank shall have obtained the Arlington Bank Fairness Opinion. Such opinion shall be provided orally to Arlington Bank Board of Directors on or prior to the date hereof and a written copy of such fairness opinion shall be delivered to Arlington Bank as soon as reasonably practicable thereafter, but in no event later than fifteen (15) days following the date hereof.

SECTION 10

TERMINATION OF MERGER

10.1    Manner of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants to Arlington Bank or by Arlington Bank to First Merchants only for the following reasons:
(a)By the mutual consent of First Merchants and Arlington Bank, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board;
(b)By First Merchants or Arlington Bank, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a material breach by the other party of any representation or warranty contained herein which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (iii) any event, fact or circumstance shall have occurred with respect to the other party that has had or could be reasonably expected to have a Material Adverse Effect on such party;
(c)by either First Merchants or Arlington Bank, in the event of the failure of Arlington Bank’s shareholders to approve the Agreement at the Shareholder Meeting; provided, however, that Arlington Bank shall only be entitled to terminate the Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 7.1;
(d)by either First Merchants or Arlington Bank, if either (i) any approval, consent or waiver of any governmental or regulatory authority, agency, court, commission, or other administrative entity (“Governmental Entity”) required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non-appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

(e)By Arlington Bank or First Merchants, if the transaction contemplated herein has not been consummated by December 31, 2017; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein;

(f)By Arlington Bank, in accordance with the terms of Section 7.5(b) of this Agreement;

(g)By First Merchants, if Arlington Bank’s Board of Directors fails to make, withdraws or modifies its recommendation for Arlington Bank’s shareholders to vote in favor of the Merger following receipt of a written proposal for an Acquisition Proposal;

(h)By First Merchants, (i) if Arlington Bank breaches in any material respect its notice obligations under Section 7.5(c) or (ii) if within sixty (60) days after giving First Merchants written notice pursuant to Section 7.5(c) of an Acquisition Proposal, Arlington Bank does not terminate all discussions, negotiations and information exchanges related to such Acquisition Proposal and provide First Merchants with written notice of such termination; or

(i)By Arlington Bank, if Arlington Bank’s Board of Directors so determines by a majority vote of the members of such Board, at any time during the five (5) business day period commencing on the Determination Date if both of the following conditions are satisfied:

(i)the FMC Market Value is less than 80% of the Initial FMC Market Value; and

(ii)the quotient obtained by dividing the FMC Market Value by the Initial FMC Market Value (“Buyer Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).

If Arlington Bank elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to First Merchants. During the five (5) business day period commencing with its receipt of such notice, First Merchants shall have the option to increase the Exchange Ratio, at its sole discretion, to (x) the quotient, the numerator of which is equal to the product of the Initial FMC Market Value, the Exchange Ratio (as then in effect) and the Index Ratio, and the denominator of which is equal to the FMC Market Value, or (y) the quotient determined by dividing the Initial FMC Market Value by the FMC Market Value, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If First Merchants so elects, it shall give, within such five (5) business day period, written notice to Arlington Bank of such election and the revised Exchange Ratio, whereupon no termination shall be deemed to have occurred pursuant to this Section 10.1(i) and this Agreement shall remain in full force and effect in accordance with its terms, except as the Exchange Ratio shall have been so modified.
For purposes of this Section 10.1(i), the following terms shall have the meanings indicated below:
“Determination Date” shall mean the later of the date on which (i) all regulatory approvals required pursuant to Section 9.4 (and waivers, if applicable) have been received (disregarding any waiting period), and (ii) the approval of this Agreement, the Merger and any other matter required to be approved by the shareholders of Arlington Bank in order to consummate the Merger and the transactions contemplated herein is obtained.
“Final Index Price” means the average of the closing price of the Index on each of ten (10) consecutive trading days immediately preceding the Determination Date.
“FMC Market Value” shall be the average of the daily closing sales prices of a share of First Merchants Common Stock as reported on NASDAQ for the ten (10) consecutive trading days immediately preceding the Determination Date.
“Index” means the NASDAQ Bank Index; provided, however, that if the NASDAQ Bank Index is not available for any reason, “Index” shall mean such substitute or similar index as substantially replicates the NASDAQ Bank Index.
“Initial FMC Market Value” means the average of the daily closing sales prices of a share of First Merchants Common Stock, as reported on NASDAQ, for the ten (10) consecutive trading days immediately preceding the date of this Agreement.
“Initial Index Price” means the average of the closing prices of the Index for the ten (10) consecutive trading days immediately preceding the date of this Agreement.
If First Merchants or any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding common stock, and the record date therefor shall be after the date of this Agreement and prior to the Determination Date, the prices for the common stock of such company shall be proportionately and appropriately adjusted for the purpose of applying this Section 10.1(i).
(j)    By First Merchants if greater than twenty percent (20%) of the outstanding shares of Arlington Bank Common Stock have become and remain Dissenting Shares as described in Section 4.
10.2    Effect of Termination. Except as provided below, in the event that this Agreement is terminated pursuant to the provisions of Section 10.1 hereof, this Agreement shall forthwith become void and, no party shall have any liability to any other party for costs, expenses, damages or otherwise, except that Sections 7.8, 8.4, 10.2, 13.9, and 13.12 shall survive any termination of this Agreement; provided, however, that notwithstanding the foregoing, in the event that this Agreement is terminated pursuant to Section 10.1(b)(i) and (ii) hereof on account of a willful breach of any of the representations and warranties set forth herein or any willful breach of any of the agreements set forth herein, then the non-breaching party shall be entitled to recover appropriate damages from the breaching party, including, without limitation, reimbursement to the non-breaching party of its costs, fees and expenses (including attorneys’, accountants’ and advisors’ fees and expenses) incident to the negotiation, preparation and execution of this Agreement and related documentation; provided further, however, that nothing in the foregoing proviso shall be deemed to constitute liquidated damages for the breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party. Notwithstanding the foregoing, in the event of termination by Arlington Bank in accordance with Section 10.1(f) or by First Merchants in accordance with Section 10.1(g), Section 10.1(h)(i) or Section 10.1(h)(ii), then Arlington Bank shall pay First Merchants the sum of Three Million Dollars ($3,000,000) as a termination fee. Such payment shall be made within ten (10) days of the date of notice of termination. First Merchants shall also be entitled to recover from Arlington Bank its reasonable attorneys’ fees incurred in the enforcement of this provision; provided that such amount shall not exceed $100,000.

This termination fee payable by Arlington Bank constitutes liquidated damages and not a penalty and shall be the sole remedy of First Merchants in the event of termination of this Agreement based on Sections 10.1(f), 10.1(g), 10.1(h)(i) or 10.1(h)(ii).
SECTION 11

EFFECTIVE DATE OF MERGER
Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified (the “Effective Date”) in the Articles of Merger of Arlington Bank with and into FMB, as filed with the Secretary of State of the State of Indiana (the “Indiana Articles of Merger”), and in the Certificate of Merger of Arlington Bank with and into FMB, as filed with the Secretary of State of the State of Ohio (the “Ohio Certificate of Merger”). Unless otherwise agreed to by the parties, the Effective Date shall be no later than the last business day of the month in which both (a) any waiting period following the last approval of the Merger by a state or federal regulatory agency or governmental authority expires and (b) the conditions precedent to the Merger outlined in Section 9 have been satisfied.

SECTION 12

CLOSING
12.1    Closing Date and Place. The closing of the Merger (the “Closing”) shall take place at the main office of First Merchants on the Effective Date or at such other time and place as mutually agreed to by First Merchants and Arlington Bank.
12.2    Merger-Articles of Merger. Subject to the provisions of this Agreement, on the Effective Date, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana and the Certificate of Merger shall be duly filed with the Secretary of State of the State of Ohio.
SECTION 13
MISCELLANEOUS
13.1    Effective Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions hereof shall inure to the benefit of any other person, firm, or corporation whomsoever; except that (a) the terms and provisions of Sections 8.2(c) and 8.5 of this Agreement shall inure to the benefit of the current and former employees, officers and directors of Arlington Bank, as applicable, as specified in such sections and shall be enforceable by such individuals against First Merchants, and (b) the terms and provisions of Section 3.4 shall inure to the benefit of the former shareholders of Arlington Bank. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.
13.2    Waiver; Amendment.
(a)    First Merchants, FMB and Arlington Bank may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.
(b)    Notwithstanding the prior approval by the shareholders of Arlington Bank, this Agreement may be amended, modified or supplemented by the written agreement of Arlington Bank, First Merchants and FMB without further approval of such shareholders, except that no such amendment, modification or supplement shall decrease the consideration specified in Section 3 hereof, or shall otherwise materially adversely affect the rights of the shareholders of Arlington Bank or the tax consequences of the Merger to the shareholders of Arlington Bank without the further approval of such shareholders.
13.3    Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed to be given (i) when delivered in person, or (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, provided telephonic confirmation of receipt is obtained promptly after completion of transmission, or (iii) on the fifth (5th) day after sent by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to First Merchants:	With a copy to:
200 E. Jackson Street Muncie, IN 47305 Attn: Brian T. Hunt, Esq. General Counsel FAX: (765) 741-7283	Bingham Greenebaum Doll LLP 2700 Market Tower 10 West Market Street Indianapolis, Indiana 46204-2982 Attn: Jeremy E. Hill, Esq. FAX: (317) 236-9907
If to Arlington Bank:	With a copy to:
2130 Tremont Center Upper Arlington, Ohio 43221 Attn: Thomas C. Westfall, President FAX:	Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 Attn: Jeffrey E. Smith, Esq. FAX: 614-719-5246

or to such substituted address as any of them have given to the other in writing.
13.4    Headings. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.
13.5    Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

13.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.
13.7    Governing Law. This Agreement is executed in and shall be construed in accordance with the laws of the State of Ohio, without regard to choice of law principles.
13.8    Entire Agreement. This Agreement supersedes any other agreement, whether oral or written, among First Merchants, FMB and Arlington Bank, or any of them, relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.
13.9    Expenses. First Merchants, FMB and Arlington Bank shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the fees of the investment bankers for the fairness opinion desired hereunder shall be borne by the engaging party whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.
13.10    Securityholder Litigation. Each party shall notify the other party hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of either party, threatened in writing, against it and/or the members of its Board of Directors (any such litigation and/or the executive officers or members of the Board of Directors of a party (a “Transaction Litigation”)), and shall keep the other parties reasonably informed with respect to the status thereof. Each party shall give the other parties the opportunity to participate in the defense or settlement of any Transaction Litigation, and, except to the extent required by applicable law, none of the parties shall settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Transaction Litigation, without the prior written consent of the other parties (which shall not be unreasonably withheld, conditioned or delayed).
13.11    Certain Definitions. For purposes of this Agreement, “Arlington Bank’s Management” means any of James R. DeRoberts, Thomas C. Westfall, Nona A. Durham and Natalie A. Karas; and “First Merchants’ Management” means any of Michael C. Rechin, Mark K. Hardwick and Michael J. Stewart. The phrases “to the knowledge of”, “known to” and similar formulations with respect to Arlington Bank’s Management or First Merchants Management means matters that are within the actual conscious knowledge of such persons after due inquiry of other appropriate Arlington Bank or First Merchant and FMB, as applicable, employees. For purposes of this Agreement, “business day” means any day other than a Saturday, Sunday or other day that a federal savings bank or a national banking association is authorized or required by applicable law to be closed.
13.12    Survival of Contents. The provisions of Sections 7.8, 8.4, 8.5, 10.2, 13.9 and this Section 13.12 shall survive beyond the termination of this Agreement. The provisions of Sections 7.8, 8.2, 8.4, 8.5, 13.9 and this Section 13.12 shall survive beyond the Effective Date.
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IN WITNESS WHEREOF, First Merchants, FMB and Arlington Bank have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

FIRST MERCHANTS CORPORATION By: /s/ Michael C. Rechin Michael C. Rechin, President and Chief Executive Officer
FIRST MERCHANTS BANK By: /s/ Michael C. Rechin Michael C. Rechin, President and Chief Executive Officer
THE ARLINGTON BANK By: /s/ James R. DeRoberts James R. DeRoberts, Chairman and Chief Executive Officer